Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Third Quarter Earnings

LOS ANGELES, CA November 9, 2011 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the third quarter ended October 1, 2011.
Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842
2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
THIRD QUARTER EARNINGS RELEASE
(UNAUDITED)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
		October 1,	October 2,	October 1,	October 2,
(In Thousands, Except Share, Per Share & Footnote Data)		2011	2010	2011	2010

Sales	(a)	$104,706	$100,308	$314,980	$307,045

Operating income	(b)	5,646	5,756	19,153	20,968
Interest, dividend and other income (expense), net	(c)	28	67	2,238	180

Income before income taxes		5,674	5,823	21,391	21,148
Income tax provision		2,313	2,369	8,717	8,614

Net income		$3,361	$3,454	$12,674	$12,534

Basic and diluted net income per common share	(d)	$1.09	$1.09	$4.09	$3.97
Basic and diluted weighted average common shares
outstanding	(d)	3,071,000	3,161,098	3,101,693	3,161,098

(a)
The Company operates 18 full-service supermarkets in Southern California through its wholly-owned subsidiary, Gelson’s Markets (Gelson’s).  Year over year sales increases were primarily due to inflation and an increase in number of transactions.

(b)
During the third quarter of 2011, the Company reversed $142,000 of stock appreciation rights (SARs) compensation expense recognized in prior periods.  In comparison, the Company recognized SARs expense of $81,000 in the same period of the prior year.  On a year-to-date basis, the Company recognized SARs compensation expense of $149,000 in the first nine months of 2011 compared to a reversal of $484,000 for the same period of the prior year.  Operating income on a year over year basis was negatively impacted by increases in the health and welfare contribution rate in March 2010, February 2011 and September 2011 for the majority of the Company’s union employees.

The Company’s previous collective bargaining agreement with the United Food & Commercial Workers International Union (UFCW) expired on March 6, 2011.  The UFCW’s contract with the three major grocery retailers in our trade area – Vons, Ralphs and Albertsons grocery chains (Majors) – also expired on the same date.  In late September 2011, employees of the Majors ratified a new labor contract.  Employees of Gelson’s who are members of the UFCW ratified a new labor contract with Gelson’s on terms similar to those reached by the Majors in a vote held on October 14, 2011.  The new labor agreement expires on March 2, 2014.

(c)	Other income reflects a gain of approximately $2,129,000 from the sale of an undeveloped parcel of land during the first nine months of 2011.

(d)	In April 2011, the Company purchased 90,098 shares of its Class A Common Stock in an unsolicited private transaction for an aggregate purchase price of approximately $6,684,000.

Arden Group, Inc., 2020 South Central Avenue, Compton, California  90220
Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950